Exhibit 99.1

SGI FINALIZES TERMS OF
GLOBAL SUPPLY CHAIN PARTNERSHIP WITH JABIL CIRCUIT

FREMONT, Calif., Nov. 20, 2013 – SGI (NASDAQ:SGI), the trusted leader in high-performance computing and Big Data, today announced that it has agreed to the principal terms under which Jabil Circuit, Inc. (NYSE:JBL) will serve as SGI’s primary manufacturing services and supply chain management provider.

The transition to Jabil will be implemented as a “manage in place” model, which utilizes existing SGI facilities and personnel to foster continuity of supply and best practices.  Jabil will purchase SGI’s primary manufacturing facility, located at 100 N. Cashman Dr. in Chippewa Falls, Wis., and certain other manufacturing assets for approximately $6 million in cash.  SGI expects that approximately 130 of its manufacturing personnel in Chippewa Falls will transfer to Jabil.  No other workforce transfers or reductions are contemplated as a result of the transactions, which are expected to close in February 2014.  As a result of the asset sale and transfer of personnel, SGI expects to incur cash and non-cash charges of approximately $2 million in its second fiscal quarter ending Dec. 27, 2013.

Jorge Titinger, president and CEO of SGI, said, “We expect significant benefits to SGI and our customers as a result of this relationship, including a more variable cost structure, greater flexibility to respond to changes in volumes or customer requirements, shorter cycle times for certain products, and enhanced quality management.  As a world-class supply chain partner, Jabil has extensive experience in system-level assembly and testing of compute and storage products and is able to meet the unique sourcing and technical requirements of both our government and commercial customers.  We are excited about the opportunities for growth, cost reduction, and enhanced customer satisfaction over time as we move forward with this manufacturing partnership.”

James Luginbill, Jabil vice president, global business units, said, "We look forward to working with SGI to meet their supply chain needs.  The capabilities of the SGI people joining the Jabil team will be instrumental in meeting SGI's ongoing needs and the needs of other potential high performance computing customers."

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Cautionary Statement Regarding Forward Looking Statements
The statements made in this press release regarding expected proceeds from asset sales and the expected financial impact of asset write-downs and other transition costs, as well as the anticipated benefits of a contract manufacturing relationship between Jabil and SGI, including a more variable cost structure, reduced costs, greater flexibility with customer requirements, increased customer satisfaction, shorter cycle times, enhanced quality management and opportunities for growth, are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.  Actual results could differ materially from those described by these statements due to a number of uncertainties, including, but not limited to:

•	Risks related to the transaction and the satisfaction of its closing conditions;
•	Fluctuations in the buying patterns and sizes of customer orders;
•	Lengthy acceptance cycles of SGI's products by certain customers, development or product delivery delays, and delays in obtaining necessary components from suppliers;
•	The addition of new customers or loss of existing customers;
•	Customer concentration risks;
•	Substantial sales to U.S. government entities, which are subject to the government's budgetary constraints;
•	Write-offs of excess and obsolete inventory;
•	Unexpected changes in the price for, and the availability of, components from SGI's suppliers;
•	SGI's ability to enhance its products with new and better designs and functionality;
•	Actions taken by new and existing competitors, such as new product announcements or introductions or changes in pricing;
•	Market acceptance of newer products; and
•
Other risks as detailed in SGI's filings with the Securities and Exchange Commission ("SEC"), including those described under the caption "Risk Factors" in SGI's Annual Report on Form 10-K for the fiscal year ended June 28, 2013 and SGI’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2013, both of which are available at the SEC's web site at http://www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. SGI undertakes no obligation to update the information in this press release, whether as a result of new information, future events or otherwise, unless otherwise required by law.

Contact Information:

All Inquiries
John Swenson
+1-510-933-8370
jswenson@sgi.com

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